Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES ALL-TIME RECORD
QUARTERLY EARNINGS; ANTICIPATES CONTINUED
GROWTH AND INCREASED FREE CASH FLOW IN 2023

Highlights

•Record earnings per diluted share (EPS) of $1.25
•Record adjusted EPS of $1.27 per diluted share, a 25 percent increase over the prior year quarter
•Year-to-date record adjusted EPS of $3.14 per diluted share, a 20 percent increase over the prior year record
•Achieved record revenue and segment income in each business segment
•Record unit volumes in Dispensing and Specialty Closures

STAMFORD, CT, October 26, 2022 -- Silgan Holdings Inc. (NYSE:SLGN), a leading supplier of sustainable rigid packaging solutions for consumer goods products, today reported record third quarter net sales of $1.97 billion, a 19.3 percent increase over prior year third quarter net sales of $1.65 billion, and record third quarter 2022 net income of $138.7 million, or $1.25 per diluted share, as compared to third quarter 2021 net income of $106.3 million, or $0.96 per diluted share.
(more)

SILGAN HOLDINGS
October 26, 2022

Adjusted net income per diluted share for the third quarter of 2022 was $1.27, after adjustments increasing net income per diluted share by $0.02. Adjusted net income per diluted share for the third quarter of 2021 was $1.02, after adjustments increasing net income per diluted share by $0.06. A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

“The Silgan team continued to deliver new all-time record adjusted EPS in both the third quarter and year-to-date periods, with a 25 percent increase as compared to the prior year quarter and an over 20 percent increase for the year-to-date period,” said Adam Greenlee, President and CEO. “Each of our businesses continued to consistently and successfully execute our operating plans while deploying a best-in-class service model across a diverse portfolio of essential products that produced record results in the third quarter. Strong operating performance enabled our teams to provide tremendous value and reliability for our customers, while our commercial relationships drove deeper collaboration and partnership with our customers as we worked to reduce the impact of inflation,” continued Mr. Greenlee.

“Given our record performance to date and our expectations for the fourth quarter, we are tightening our estimate of full year 2022 adjusted earnings per diluted share to a range of $3.90 to $4.00, the midpoint of which represents a 16 percent increase over record 2021 earnings. This will be the Company’s 6th consecutive year of record earnings performance. In addition, we are maintaining our full year 2022 free cash flow estimate of approximately $350 million. As we look forward to 2023, we expect organic volume growth, continued benefits from strong operating performance in each of our business segments and a significant increase in free cash flow generation,” concluded Mr. Greenlee.

Net sales for the third quarter of 2022 were $1.97 billion, an increase of $319.3 million, or 19.3 percent, as compared to the same period in the prior year. This increase was the result of higher net sales in all segments.

Income before interest and income taxes for the third quarter of 2022 was an all-time record $219.4 million, an increase of $51.5 million, or 30.7 percent, as compared to $167.9 million for the third quarter of 2021, and margins increased to 11.1 percent from 10.2 percent for the same
(more)

SILGAN HOLDINGS
October 26, 2022

periods. The increase in income before interest and income taxes was the result of higher income in each of the segments and lower corporate expenses. The third quarter of 2021 included costs attributed to announced acquisitions and a charge for the write-up of inventory for purchase accounting of $4.1 million and $0.9 million, respectively. Rationalization charges were $2.7 million and $2.3 million in the third quarters of 2022 and 2021, respectively.

Interest and other debt expense for the third quarter of 2022 was $33.7 million, an increase of $6.7 million as compared to the third quarter of 2021. This increase was primarily due to higher weighted average outstanding borrowings during the quarter as a result of the acquisitions completed late in the third quarter and in the fourth quarter of 2021 and higher weighted average interest rates, partially offset by lower foreign currency exchange rates on outstanding Euro denominated debt.

The effective tax rates were 25.3 percent and 24.6 percent for the third quarters of 2022 and 2021, respectively. The effective tax rate for the third quarter of 2022 was unfavorably impacted by higher income generated in less favorable tax jurisdictions.

Dispensing and Specialty Closures
Net sales of the Dispensing and Specialty Closures segment were $575.5 million in the third quarter of 2022, an increase of $42.1 million, or 7.9 percent, as compared to $533.4 million in the third quarter of 2021. This increase was primarily the result of higher average selling prices due to the pass through of higher raw material and other inflationary costs, higher unit volumes of approximately 1 percent and a more favorable mix of products sold, partially offset by unfavorable foreign currency translation of approximately $37 million. Unit volumes increased over the prior year period primarily due to higher volumes for dispensing products, including from the businesses acquired in September 2021, partially offset by expected volume decreases in closures for certain food and beverage markets compared to record pandemic driven volumes in the prior year period. Unit volumes in the quarter were approximately 15 percent higher than pre-pandemic levels for the same period in 2019.

Segment income of Dispensing and Specialty Closures for the third quarter of 2022 increased $19.1 million to a record $79.2 million, as compared to $60.1 million in the third quarter of 2021, and segment margin increased to 13.8 percent from 11.3 percent for the same periods.
(more)

SILGAN HOLDINGS
October 26, 2022

The increase in segment income was primarily due to higher average selling prices due to the pass through of inflationary costs, the favorable impact in the current year period from the delayed pass through of lower resin costs as compared to the unfavorable impact in the prior year period from the delayed pass through of higher resin costs, strong operating performance, a more favorable mix of products sold, higher unit volumes and a $0.9 million charge for the write-up of inventory for purchase accounting in the prior year period, partially offset by inflation in manufacturing and selling, general and administrative costs and the impact of unfavorable foreign currency translation.

Metal Containers
Net sales of the Metal Containers segment were $1.21 billion for the third quarter of 2022, an increase of $269.9 million, or 28.6 percent, as compared to $942.1 million in the third quarter of 2021. This increase was primarily the result of higher average selling prices due to the pass through of higher raw material and other manufacturing costs, partially offset by lower unit volumes of approximately 9 percent and unfavorable foreign currency translation of approximately $19 million. As expected, the decrease in unit volumes was principally the result of lower fruit and vegetable volumes as compared to higher volumes from customer restocking in the record prior year period and the continued unfavorable impact from customers’ ongoing supply chain and labor challenges in 2022. Unit volumes in the quarter were approximately 13 percent higher than pre-pandemic volumes for the same period in 2019.

Segment income of Metal Containers in the third quarter of 2022 was $121.3 million, an increase of $27.0 million as compared to $94.3 million in the third quarter of 2021, and segment margin remained unchanged at 10.0 percent for both periods. The increase in segment income was primarily attributable to strong operating performance, including the benefit of an inventory management program, and higher average selling prices due to the pass through of inflationary costs, partially offset by inflation in manufacturing and selling, general and administrative costs, lower unit volumes, the impact of unfavorable foreign currency translation and higher rationalization charges. Rationalization charges were $2.5 million and $1.8 million in the third quarters of 2022 and 2021, respectively.

(more)

SILGAN HOLDINGS
October 26, 2022

Custom Containers
Net sales of the Custom Containers segment were $182.9 million in the third quarter of 2022, an increase of $7.3 million, or 4.2 percent, as compared to $175.6 million in the third quarter of 2021. This increase was principally due to a more favorable mix of products sold and higher average selling prices, including the pass through of higher resin and other inflationary costs, partially offset by lower volumes of approximately 7 percent and unfavorable foreign currency translation. The decline in volumes was primarily for home, personal care and lawn and garden products.

Segment income of Custom Containers in the third quarter of 2022 was $24.3 million, an increase of $1.6 million as compared to $22.7 million in the third quarter of 2021, and segment margin increased to 13.3 percent from 12.9 percent over the same periods. The increase in segment income was primarily attributable to the pass through of inflationary costs and the favorable impact in the current year period from the delayed pass through of lower resin costs as compared to the unfavorable impact in the prior year period from the delayed pass through of higher resin costs, partially offset by inflation in manufacturing and selling, general and administrative costs and lower volumes.

Nine Months
Net income for the first nine months of 2022 was a record $316.3 million, or $2.85 per diluted share, as compared to net income of $274.0 million, or $2.47 per diluted share, for the first nine months of 2021. Adjusted net income per diluted share for the first nine months of 2022 was a record $3.14, a 20 percent increase over the previous record of $2.61 in the prior year period, after adjustments increasing net income per diluted share by $0.29 for the first nine months of 2022 and by $0.14 for the first nine months of 2021.

Net sales for the first nine months of 2022 increased $718.3 million, or 16.9 percent, to $4.96 billion as compared to $4.24 billion for the first nine months of 2021. This increase was primarily the result of higher average selling prices across all segments principally related to the pass through of higher raw material and other inflationary costs, higher unit volumes of approximately 3 percent in the Dispensing and Specialty Closures segment and a more favorable mix of products sold in the Custom Containers segment, partially offset by lower
(more)

SILGAN HOLDINGS
October 26, 2022

volumes in the Metal Containers and Custom Containers segments and the impact of unfavorable foreign currency translation of approximately $123 million.

Income before interest and income taxes for the first nine months of 2022 was $520.8 million, an increase of $73.4 million as compared to the same period in 2021, while margins decreased slightly to 10.5 percent from 10.6 percent for the same periods. The increase in income before interest and income taxes was primarily due to higher average selling prices principally due to the pass through of higher raw material and other inflationary costs, strong operating performances in each of the segments including the benefit of inventory management programs in the Dispensing and Specialty Closures and Metal Containers segments, the favorable impact from the delayed pass through of lower resin costs in the current year period as compared to the unfavorable impact in the prior year period from the delayed pass through of higher resin costs, higher unit volumes in the Dispensing and Specialty Closures segment, cost recovery for certain customer project expenditures in the Dispensing and Specialty Closures segment and lower rationalization charges. These increases were partially offset by inflation in manufacturing and selling, general and administrative costs, lower volumes and a less favorable mix of products sold in the Metal Containers segment, higher corporate expenses due to the inclusion of the European Commission settlement in the current year period, the impact of unfavorable foreign currency translation and lower volumes in the Custom Containers segment. Rationalization charges were $7.5 million and $13.0 million in the first nine months of 2022 and 2021, respectively. The first nine months of 2021 also included costs attributed to announced acquisitions of $4.1 million and a $0.9 million charge for the write-up of inventory for purchase accounting.

Interest and other debt expense before loss on early extinguishment of debt for the first nine months of 2022 was $91.7 million, an increase of $11.8 million as compared to the same period in 2021. This increase was primarily due to higher weighted average outstanding borrowings as a result of the acquisitions completed in the third and fourth quarters of 2021, partially offset by lower foreign currency exchange rates on outstanding Euro denominated debt and lower weighted average interest rates principally as a result of the redemption of the 4 3/4% Senior Notes in the first quarter of 2022 with proceeds from revolving borrowings under the Credit Agreement and cash on hand. Loss on early extinguishment of debt was $1.5 million and $0.9 million for the first nine months of 2022 and 2021, respectively.
(more)

SILGAN HOLDINGS
October 26, 2022

The effective tax rate for the first nine months of 2022 was 26.0 percent as compared to 25.3 percent for the first nine months of 2021. The effective tax rate in 2022 was unfavorably impacted by the non-deductible settlement with the European Commission and higher income generated in less favorable tax jurisdictions.

Outlook for 2022
The Company tightened its estimate of adjusted net income per diluted share for the full year of 2022 to a range of $3.90 to $4.00, a 16 percent increase at the midpoint of the range over record adjusted net income per diluted share of $3.40 in 2021, from a range of $3.90 to $4.05. In addition, the Company confirmed its estimated full year free cash flow for 2022 of approximately $350 million.

The Company is also providing an estimate of adjusted net income per diluted share for the fourth quarter of 2022 in the range of $0.76 to $0.86, a 3 percent increase at the midpoint of the range over record adjusted net income per diluted share of $0.79 in the fourth quarter of 2021 which benefited from a significant customer pre-buy in advance of metal inflation.

The fourth quarter and full year estimates of adjusted net income per diluted share for 2022 exclude the impact from rationalization charges, loss on early extinguishment of debt and the European Commission settlement.

Conference Call
Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the third quarter of 2022 at 11:00 a.m. eastern time on Wednesday, October 26, 2022. The conference call will be webcast live via audio, and both the webcast and this press release can be accessed at www.silganholdings.com. Those who wish to participate in the conference call via teleconference should dial (888) 660-6144 for those in the U.S. and Canada or (929) 203-0865 for those outside the U.S. and Canada. A taped replay of the conference call will be available through November 9, 2022 by calling (800) 770-2030 for those in the U.S. and Canada or (647) 362-9199 for those outside the U.S. and Canada. The replay can also be accessed via audio webcast at www.silganholdings.com. The Conference ID for both the conference call and the taped replay is 1397141.
* * *
(more)

SILGAN HOLDINGS
October 26, 2022

Silgan is a leading supplier of sustainable rigid packaging solutions for consumer goods products with annual net sales of approximately $5.7 billion in 2021. Silgan operates 112 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for food, beverage, health care, garden, home, personal care, fragrance and beauty products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2021 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

* * *
(more)

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions, except per share amounts)

	Third Quarter		Nine Months
	2022	2021	2022	2021

Net sales	$1,970.4	$1,651.1	$4,956.1	$4,237.8

Cost of goods sold	1,662.6	1,402.9	4,141.0	3,533.2

Gross profit	307.8	248.2	815.1	704.6

Selling, general and administrative expenses	96.8	90.3	320.5	282.1

Rationalization charges	2.7	2.3	7.5	13.0

Other pension and postretirement income	(11.1)	(12.3)	(33.7)	(37.9)

Income before interest and income taxes	219.4	167.9	520.8	447.4

Interest and other debt expense before loss on early extinguishment of debt	33.7	27.0	91.7	79.9

Loss on early extinguishment of debt	—	—	1.5	0.9

Interest and other debt expense	33.7	27.0	93.2	80.8

Income before income taxes	185.7	140.9	427.6	366.6

Provision for income taxes	47.0	34.6	111.3	92.6

Net income	$138.7	$106.3	$316.3	$274.0

Earnings per share:
Basic net income per share	$1.26	$0.96	$2.86	$2.48
Diluted net income per share	$1.25	$0.96	$2.85	$2.47

Cash dividends per common share	$0.16	$0.14	$0.48	$0.42

Weighted average shares (000's):
Basic	110,281	110,465	110,572	110,372
Diluted	110,741	111,197	111,120	111,111

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions)

	Third Quarter		Nine Months
	2022	2021	2022	2021
Net sales:
Dispensing and Specialty Closures	$575.5	$533.4	$1,775.9	$1,588.4
Metal Containers	1,212.0	942.1	2,617.1	2,120.7
Custom Containers	182.9	175.6	563.1	528.7
Consolidated	$1,970.4	$1,651.1	$4,956.1	$4,237.8

Segment income:
Dispensing and Specialty Closures (a)	$79.2	$60.1	$257.8	$199.6
Metal Containers (b)	121.3	94.3	225.6	198.5
Custom Containers (c)	24.3	22.7	79.8	74.4
Corporate (d)	(5.4)	(9.2)	(42.4)	(25.1)
Consolidated	$219.4	$167.9	$520.8	$447.4

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	Sept. 30,	Sept. 30,	Dec. 31,
	2022	2021	2021
Assets:
Cash and cash equivalents	$243.6	$270.6	$631.4
Trade accounts receivable, net	1,124.1	1,033.7	711.3
Inventories	851.1	762.2	798.8
Other current assets	113.5	114.9	154.3
Property, plant and equipment, net	1,886.6	1,963.3	1,993.9
Other assets, net	3,300.5	3,403.1	3,481.1
Total assets	$7,519.4	$7,547.8	$7,770.8

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$1,090.1	$1,106.8	$1,488.2
Current and long-term debt	3,838.0	4,125.8	3,793.2
Other liabilities	898.1	858.5	926.7
Stockholders' equity	1,693.2	1,456.7	1,562.7
Total liabilities and stockholders' equity	$7,519.4	$7,547.8	$7,770.8

(a)Includes rationalization charges of $0.3 million and $0.4 million for the three months ended September 30, 2022 and 2021, respectively, and $0.3 million and $5.7 million for the nine months ended September 30, 2022 and 2021, respectively. Includes a charge for the write-up of inventory for purchase accounting of $0.9 million as a result of the acquisition of Gateway Plastics for the three and nine months ended September 30, 2021.
(b)Includes rationalization charges of $2.5 million and $1.8 million for the three months ended September 30, 2022 and 2021, respectively, and $7.2 million and $7.1 million for the nine months ended September 30, 2022 and 2021, respectively.
(c)Includes rationalization (credits) charges of ($0.1) million and $0.1 million for the three months ended September 30, 2022 and 2021, respectively, and $0.2 million for the nine months ended September 30, 2021.
(d)Includes a charge of $25.2 million related to the European Commission settlement for the nine months ended September 30, 2022. Includes costs attributed to announced acquisitions of $4.1 million for each of the three and nine months ended September 30, 2021.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the nine months ended September 30,
(Dollars in millions)

	2022	2021
Cash flows provided by (used in) operating activities:
Net income	$316.3	$274.0
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation and amortization	201.9	186.0
Rationalization charges	7.5	13.0
Loss on early extinguishment of debt	1.5	0.9
Other changes that provided (used) cash, net of effects from acquisitions:
Trade accounts receivable, net	(459.1)	(415.3)
Inventories	(92.2)	(78.7)
Trade accounts payable and other changes, net	(93.4)	14.3
Net cash used in operating activities	(117.5)	(5.8)

Cash flows provided by (used in) investing activities:
Purchase of businesses, net of cash acquired	(1.3)	(718.4)
Capital expenditures	(162.3)	(173.0)
Other investing activities	2.0	2.2
Net cash used in investing activities	(161.6)	(889.2)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(54.3)	(47.0)
Changes in outstanding checks - principally vendors	(225.9)	(84.2)
Shares repurchased under authorized repurchase program	(26.4)	—
Net borrowings and other financing activities	216.0	893.1
Net cash (used in) provided by financing activities	(90.6)	761.9

Effect of exchange rate changes on cash and cash equivalents	(18.1)	(5.8)

Cash and cash equivalents:
Net decrease	(387.8)	(138.9)
Balance at beginning of year	631.4	409.5
Balance at end of period	$243.6	$270.6

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE(1)
(UNAUDITED)
For the quarter and nine months ended September 30,

Table A

	Third Quarter		Nine Months
	2022	2021	2022	2021

Net income per diluted share as reported	$1.25	$0.96	$2.85	$2.47

Adjustments:
Rationalization charges	0.02	0.02	0.05	0.09
Costs attributed to announced acquisitions	—	0.03	—	0.03
Purchase accounting write-up of inventory	—	0.01	—	0.01
Loss on early extinguishment of debt	—	—	0.01	0.01
European Commission settlement	—	—	0.23	—
Adjusted net income per diluted share	$1.27	$1.02	$3.14	$2.61

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE(1)
(UNAUDITED)
For the quarter and year ended,

Table B

	Fourth Quarter,			Year Ended
	December 31,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2022	2022	2021	2022	2022	2021

Net income per diluted share as estimated
for 2022 and as reported for 2021	$0.75	$0.85	$0.76	$3.60	$3.70	$3.23

Adjustments:
Rationalization charges	0.01	0.01	0.01	0.06	0.06	0.11
Costs attributed to announced acquisitions	—	—	0.01	—	—	0.03
Purchase accounting write-up of inventory	—	—	0.01	—	—	0.02
Loss on early extinguishment of debt	—	—	—	0.01	0.01	0.01
European Commission settlement	—	—	—	0.23	0.23	—
Adjusted net income per diluted share
as estimated for 2022 and presented for 2021	$0.76	$0.86	$0.79	$3.90	$4.00	$3.40

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude rationalization charges, costs attributed to announced acquisitions, the impact from the charge for the write-up of acquired inventory required under purchase accounting, the loss on early extinguishment of debt and the charge for the European Commission settlement from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. The write-up of acquired inventory required under purchase accounting is also viewed by management as part of the acquisition and is a non-cash charge that is not considered to be indicative of the on-going performance of the acquired operations. The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company. The charge for the European Commission settlement is non-recurring and non-operational and relates to prior years and is not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.